Blucora, Inc. 8-K

Exhibit 99.1

Blucora Publishes Detailed Investor Presentation Outlining Momentum and Progress Under Leadership of Current Board and Management Team

Provides Details Regarding Board’s Review of All Paths to Create Value for Stockholders

Addresses Many of Ancora’s False and Misleading Claims

Describes Ancora’s Overreaching Campaign to Replace Nearly Half of
Blucora’s Independent Directors

Urges Stockholders to Vote “FOR” ALL of Blucora’s Highly Qualified Directors

Using BLUE Proxy Card

DALLAS, March 31, 2021 – Blucora, Inc. (NASDAQ: BCOR), a leading provider of technology-enabled, tax-focused financial solutions, today published a detailed investor presentation, describing the Company’s increasing momentum and measurable improvement under the leadership of the current Board and management team. The presentation outlines why the Board urges all stockholders to vote “FOR” ALL of the Company’s highly qualified director candidates using the BLUE proxy card at the upcoming 2021 annual meeting of stockholders, scheduled to be held on April 21, 2021.

The investor presentation also provides information on the extensive work performed by the Blucora Board and its financial advisors over the course of the last year in assessing Blucora’s strategy and business configuration.

Key highlights from the presentation include:

1.	The Blucora Board took decisive action in late 2019 and early 2020 to replace the CEO and CFO, refresh the Board of Directors and oversee the refinement of the Company’s strategy for each of its businesses. Since early 2020, nearly the entire Blucora senior management team has been changed, including the appointment of a new CEO and CFO. Under the Board’s oversight, the rebuilt team has developed and is executing a number of new strategic initiatives that the Board believes will strengthen each of the businesses and lead to sustainable and profitable growth. Further, the Board recognizes the value of refreshing itself and, since March 2020, has added four directors with highly relevant skills and experience in wealth management, tax preparation, software, strategy, marketing, turnaround and public company leadership. Today the Board is comprised of highly qualified, independent directors who are focused on maximizing value.

2.	The Board believes that Blucora is now executing a strategy that will create significantly greater value than Ancora’s poorly conceived plan. In the Tax Preparation business, the Company is taking actions to drive increased functionality and usability while attracting new customers through improved marketing efforts. In the Wealth Management business, the Company is integrating its three core acquisitions, driving efficiencies and increasing the retention of key Financial Professionals in targeted market segments. The Board believes that the stock price significant outperformance during the last six months is a reflection that investors understand and appreciate the opportunities inherent in Blucora’s business and strategy.

3.	Blucora’s Board continues to actively review all available strategy and business configuration alternatives with the assistance of leading independent financial advisors. Throughout 2020 and the first quarter of 2021, the Blucora Board has met numerous times to refine the Company’s strategy and address challenges related to the COVID-19 pandemic. The Board has also actively evaluated strategic alternatives and the optimal timing for executing on those alternatives, with the assistance of independent financial advisors, and continues to review the best way to maximize value for all Blucora stockholders.

4.	Ancora’s campaign is built on misleading descriptions of the Company’s directors and faulty assumptions about the Board’s efforts. Ancora has intentionally mischaracterized the qualifications of Blucora’s nominees and made false claims about the Board’s interactions with Ancora. For example, Ancora conveniently omits the fact that an independent director of the Company sent five emails to Ancora’s candidates and only received one (non-)response. Moreover, Ancora’s assumption that the Blucora Board has refused to consider or has rejected various strategic alternatives is false, and the Board remains open to any avenue of value creation. The Board does not believe that Ancora’s plan to sell TaxAct in the near term will maximize value for stockholders. The downside of an immediate TaxAct sale is compounded by the challenges of deploying the proceeds effectively.

5.	If successful, Ancora’s campaign would lead to the replacement of highly qualified incumbent directors with candidates who do not seem to add any relevant skills or experience to the Board. Ancora is seeking to replace the former CFO of TIAA-CREF, one of the world’s largest asset managers, with the CFO of a local, private HVAC company. Ancora is also asking stockholders to replace the former Chief Technology Officer of Morgan Stanley Dean Witter, one of the world’s most successful wealth managers, with the head of marketing of a hedge fund. We do not believe these changes, or the others that Ancora is promoting, are in the interest of the Company or its stockholders. In short, the Board believes that Ancora’s nominees are ill-suited to serve on Blucora’s Board and that replacing the Company’s existing directors with Ancora’s selected nominees would result in a significant loss to the Board’s capabilities.

6.	Mr. DiSanto, the CEO of Ancora and one of its nominees, is over-boarded, is conflicted and has engaged in conduct that resulted in Ancora’s being censured by the Securities and Exchange Commission. Mr. DiSanto serves on three public boards and is the CEO of two companies, including a public company and a wealth manager that competes for financial professionals with Blucora. It also appears that Mr. DiSanto made improper donations to politicians that would have influence over Ohio pension funds, which led to a censure and $100,000 fine for Ancora. We do not believe Mr. DiSanto is an appropriate Board member for Blucora.

Blucora urges stockholders to support the refreshed Blucora Board and its actions to maximize value by voting “FOR” ALL nominees on the BLUE proxy card.

The presentation and other important information related to the Annual Meeting can be found at VoteBlucora.com.

If you are a stockholder and have questions, need assistance in voting your shares, or wish to change a prior vote, please contact:

D.F. King & Co., Inc.

48 Wall Street, 22nd Floor

New York, New York 10005

Brokers and Banks Call Collect: (212) 269-5550

All Others Call Toll-Free: (866) 388-7535

Email: BCOR@dfking.com

REMEMBER: Simply discard any white proxy card you may receive from Ancora. Blucora’s Board does not endorse any of Ancora’s nominees, and we urge you NOT to submit any vote using Ancora’s white proxy card, even as a protest vote.  Voting to “WITHHOLD” with respect to any of Ancora’s nominees on a white proxy card sent to you by Ancora is not the same as voting “FOR” the Board’s nominees on the BLUE proxy card because a vote to “WITHHOLD” with respect to any of Ancora’s nominees on its white proxy card will revoke any BLUE proxy you may have previously submitted.

Important Additional Information and Where to Find It

The Company has filed a definitive proxy statement, an accompanying BLUE proxy card and other relevant documents with the SEC in connection with the solicitation of proxies for the Company’s 2021 annual meeting of stockholders. BEFORE MAKING ANY VOTING DECISION, STOCKHOLDERS OF THE COMPANY ARE URGED TO READ THE DEFINITIVE PROXY STATEMENT, INCLUDING ANY AMENDMENTS AND SUPPLEMENTS THERETO, AND ALL RELEVANT DOCUMENTS FILED WITH OR FURNISHED TO THE SEC, BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION. Investors and stockholders will be able to obtain a copy of the Company’s definitive proxy statement and other documents filed by the Company with the SEC free of charge from the SEC’s website at www.sec.gov. In addition, copies will be available at no charge by selecting “SEC Filings” under “Financial Information” in the “Investors” tab of the Company’s website at www.blucora.com.

About Blucora®

Blucora, Inc. (NASDAQ: BCOR) is on the forefront of financial technology, a provider of data and technology-driven solutions that empower people to improve their financial wellness. Blucora operates in two segments including (i) wealth management, through its Avantax Wealth Management brand, with a collective $83 billion in total client assets as of December 31, 2020, and (ii) tax preparation, through its TaxAct business, a market leader in tax preparation software with approximately 3 million consumer and more than 23,000 professional users in 2020. With integrated tax-focused software and wealth management, Blucora is uniquely positioned to assist our customers in achieving better long-term outcomes via holistic, tax-advantaged solutions. For more information on Blucora, visit www.blucora.com.

Contacts

Investors:
Geoffrey Weinberg / Rick Grubaugh

D.F. King & Co., Inc.
(866) 388-7535

BCOR@dfking.com

Media:
Dan Gagnier / Jeffrey Mathews
Gagnier Communications
(646) 569-5897
Blucora@gagnierfc.com

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